NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Receives $7 Million Litigation Funding Commitment

Funder to Purchase Warrants from ParkerVision for $1.3 Million

JACKSONVILLE, Fla., December 23, 2014 -- ParkerVision, Inc. (Nasdaq:PRKR), a developer, manufacturer and marketer of semiconductor technology solutions for wireless applications, announced today that it has entered into a Funding Agreement with 1624 PV, LLC, a litigation investment firm, (the “Funder”) for the funding of up to $7 million in legal fees and expenses for future patent infringement litigation to be brought by ParkerVision (the “Company”). Under the terms of the agreement, the Company will reimburse and compensate the Funder from gross proceeds resulting from the funded legal actions up to a maximum amount (the “Cap”), which is determined as a multiple of the funds disbursed by the Funder. The Funder may also receive a portion of gross proceeds from the Company’s other patent litigation and patent-related monetization activities, subject to the Cap. The Funder has no security interest in any assets of the Company.

Funder has also entered into a Warrant Subscription Agreement (“Warrant Agreement”) for the right to purchase up to 5,652,174 shares of the Company’s common stock.  The purchase price of the warrants is $1.3 million and will be paid to the Company in cash upon closing, which will be no later than January 15, 2015. Under the Warrant Agreement, the Company will issue, upon closing, three warrants, each exercisable for up to 1,884,058 shares at an exercise price of $1.50, $2.50 and $3.50 per share, respectively. The warrants are exercisable for a period of up to three years from the date of issuance.

Commenting on the agreements, Mr. Jeffrey Parker, Chief Executive Officer of ParkerVision, stated, “This funding agreement enables us to significantly expand the commercialization opportunities for our business.  The Funder spent considerable time and effort assessing the commercial potential of our innovations and the underlying intellectual property, including an assessment of the inter partes review (“IPR”) decisions announced last Thursday.  We believe their funding commitment, along with the warrant purchase at strike prices that are over 150% to 350% of our current share price, reflect the Funder’s belief that ParkerVision’s patent portfolio of over 250 patents holds significant value and provides numerous ways to generate meaningful revenue in the near and longer terms. We share the common goal of engaging with companies who have been using our technology without license and securing proper compensation for the critical innovations we have developed as a result of our extensive investment in R&D.    We look forward to working with the Funder, our litigation teams and potential customers of our intellectual property to unlock this value.”

Commenting further on the IPR institution decision announced last Thursday, Mr. Parker said, “We view the denial of trial institution on one of our fundamental energy sampling claims to be a strong validation of the novelty of our down conversion technology. This claim was also found valid in our district court case against Qualcomm and was found by the jury to be infringed by all of the Qualcomm accused products. We believe this claim alone supports the jury’s damages verdict.  The bar for institution of IPRs is fairly low and favors the petitioner who is the only party allowed to file expert declarations at this stage. We, as the patent owner, are allowed to file expert declarations only after the IPR is instituted.  We look forward to now putting forth our arguments and our own expert declarations on the merits of our claims, and we believe that we will be successful in proving the validity of additional claims that are being challenged.  We, along with 1624 PV, have carefully analyzed the feedback from the Patent Trial and Appeal Board in Friday’s IPR decision and we view the recent feedback very favorably given the stage of the IPR process.

About ParkerVision
ParkerVision, Inc. designs, develops and markets its proprietary RF technologies, which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhance performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Fla. For more information, please visit http://www.parkervision.com.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10-K for the year ended December 31, 2013 and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2014. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Don Markley or
Chief Financial Officer	or	Glenn Garmont
ParkerVision, Inc.		The Piacente Group
904-732-6100, cpoehlman@parkervision.com		212-481-2050, parkervision@tpg-ir.com

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